EXHIBIT 99

ABN AMRO

Rules of the Key Staff Stock Option Plan

Approved by the Managing Board on 11 June 2002 and amended by the Managing Board on 25 February 2003

KPMG Ref eig/abnamro-ss/ Key staffSOP (conformed rules 25 February 2003)

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Contents

1	Definitions

2	Grant Performance Conditions

3	Grant of Options

4	Exercise Performance Conditions

5	Exercise of Options

6	Take-overs, Reconstructions, Liquidations etc

7	Variation of Share Capital

8	Manner of Exercise of Options

9	Administration and Amendment

10	Miscellaneous

Appendices

I	Supplemental Arrangements relating to the Netherlands

II	Stock Option Certificates

III	Joint deferral election for Netherlands employees

IV	Supplemental arrangements relating to Italy

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“ABN AMRO Dealing Rules”	the Bank’s rules governing inside information on ABN AMRO shares;

“Announcement Date”	the date on which the interim or final results of the Company are announced for the half year or the accounting reference period (as the case may be) preceding the Date of Grant;

“Associated Company”	any corporation in which the Company has a participation interest in the issued share capital of that corporation and which forms part of the Group within the meaning of Article 24(b) of the Dutch Civil Code

“the Bank”	ABN AMRO Bank N.V. established in Amsterdam;

“Beneficiary”	the person or persons established according to the following order of priority

i)	the Eligible Employee’s Spouse failing whom

ii)	the Eligible Employee’s descendants known by the Plan Administrator to exist at the date of death, in equal shares per stirpes; failing whom

iii)	the Eligible Employee’s forbears known by the Plan Administrator to exist at the date of death in equal shares per stirpes; failing whom

iv)	the Eligible Employee’s beneficiary or beneficiaries (being his residuary legatees) under the terms of his will or such other document as shall, under relevant local law, govern the disposition of his property on his death, or under such local law as governs inheritance, tailing whom;

iv)	the Bank

“the Company”	ABN AMRO Holding N.V. established in Amsterdam or, save for Rules 2, 3, and 9.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 6.2;

“Corporate Compliance Department”	the department or departments (as the case may be including, where relevant, the compliance departments appropriate to a particular location or business unit within the Group) delegated with the responsibility and authority to determine whether any proposed action or dealing by Eligible Employees and/or

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Option Holders or particular categories of Eligible Employees and/or Option Holders is in accordance with the securities or company law or other regulations or code adopted by the Bank (including the ABN AMRO Dealing Rules) in line with such law or regulations;

“Date of Grant”	the date on which an Option, was or is to be granted to an Eligible Employee under the Plan, or which is treated as being granted pursuant to Rule 3.3;

“Dealing Day”	a day on which Euronext is open for business;

“Employee”	an employee of any company within the Group;

“Eligible Employee”	an Employee who has been selected to participate by the Managing Board on the recommendation of relevant business unit or other management and at the Date of Grant whose job description does not fall within any of the following descriptions:

(i)	member of the Managing Board;
(ii)	Senior Executive Vice President;
(iii)	Executive Vice President; or
(iv)	Managing Director

“Euronext”	Euronext Amsterdam N.V. or its successor.

“Exercise Performance Condition”	a condition or conditions which is set in accordance with Rule 4 prior to the Date of Grant of an Option by the Managing Board from time to time which shall determine the extent to which an Option shall vest and become exercisable as set out in the Stock Option Certificate;

“Exercise Price”	the price at which an Option Holder may acquire a Share on the exercise of an Option, being, subject to Rule 3.2 and Rule 7, not less than the Market Value of a Share on the Date of Grant;

“Grant Performance Condition”	a condition for the grant of Options which may be imposed pursuant to Rule 2 of the Plan based on the performance of the Eligible Employee over the financial year ending immediately prior to the Date of Grant;

“Group”	the Company and its Associated Companies and the phrase “Group Company” shall be construed accordingly;

“Injury, Sickness, Disability”	the cessation of employment by an Option Holder because of injury, sickness or disability, provided that the Group Company who employs the relevant individual may request reasonable evidence that:

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

(i)	the individual has ceased his employment because he is incapable of performing it as a result of injury, sickness or disability; and

(ii)	the individual is for that reason likely to remain incapable of performing his employment for the foreseeable future;

“Managing Board”	the Managing Board of the Bank or a duly constituted committee thereof at which a quorum is present;

“Market Value”	the average of the highest and lowest official quotations of a Share on Euronext on the relevant Date of Grant or any other date on which market value is required to be determined for the purposes of this Plan;

“New Option”	an option over shares in the Acquiring Company (as defined in Rule 6.2 ) granted in consideration of the release of a Subsisting Option;

“NIC”	National Insurance Contributions

“Option”	a right to acquire Shares granted or to be granted pursuant to Rules 3.1 or 3.3;

“Option Holder”	an Eligible Employee who has been granted an Option or (where the context admits) his Beneficiary;

“Performance Period”	the period or periods specified in the Stock Option Certificate;

“this Plan”	this Key Staff Stock Option Plan constituted and governed by the Rules with and subject to any amendments hereto properly effected from time to time which is to apply in relation to Options granted in 2002 onwards;

“Plan Administrator”	any committee or individual delegated with the authority to administer the Plan;

Relevant Service	in the case of an Option Holder who ceases to be an Employee, a period equal to the number of complete years in the first Performance Period relevant to his Option during which he was an Employee plus one year;

“Retirement”	the cessation of (active) employment by reason of retirement at the time at which the relevant individual is entitled to retire (whether by statute or by contract) or at such other age as may be agreed by the Group Company which employs the relevant individual, for example early retirement;

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

“Rules”	the rules of the Plan as amended from time to time and “Rule” shall be construed accordingly;

“Share”	an ordinary share of €0.56 (or its equivalent in any successor currency) in the capital of the Company which is, was or will be fully paid on issue;

“Spouse”	the Option Holder’s spouse or, in the case of an Option Holder who is not married, the unmarried partner of the Option Holder, if any, who fulfils the following conditions:

i)	is not the father, mother, brother, sister, son, daughter, grandson, granddaughter, nephew, niece or cousin of the Option Holder; and

ii)	has entered into a partner or cohabitation contract with the Option Holder before a notary public and the Plan Administrator has been notified by the Option Holder of the notarised contract and, where requested, been provided with a copy thereof

	“Stock Option Certificate”	the certificate in the form or forms agreed by the Managing Board from time to time.

	“Subsisting Option”	an Option which has been granted and which has not lapsed, been surrendered or been exercised in full;

	“Supervisory Board”	The Supervisory Board of the Company or a duly authorised committee thereof at which a quorum is present;

	“Vesting Date”	the date on which the Managing Board shall determine that the Exercise Performance Condition attributable to an Option has been satisfied in whole or in part in accordance with the terms of that Exercise Performance Condition;

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

2	Grant Performance Conditions

2.1	The Managing Board may at its discretion require Grant Performance Conditions to be satisfied prior to the Grant of Options. Any such Grant Performance Conditions shall be:

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

2.1.1	notified to Eligible Employees on or before the Date of Grant;

2.1.2	not capable of amendment or waiver unless events happen before the Date of Grant which cause the Managing Board to consider that the Grant Performance Condition has ceased to be appropriate and/or a fair measure of performance, where upon the Managing Board may at any time amend, relax or waive the Grant Performance Condition, provided that in the reasonable option of the Managing Board any varied Grant Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be;

2.2	For the avoidance of doubt different Grant Performance Conditions may apply to individual Eligible Employees or to categories of Eligible Employees as the Managing Board shall, in its discretion, determine.

3	Grant of Options

3.1	No later than seven business days after the Announcement Date, the Company may grant to each Eligible Employee, an Option or Options under this Plan.

3.2	If the Company is prevented by statute, order, regulation or government directive or the ABN AMRO Dealing Rules from granting Options within any such period, then Company may grant Options within twenty one days, or such other period as permitted by the relevant statute, order, regulation or government directive, of the lifting of such restrictions.

3.3	Where the circumstances noted in Rule 6 apply, New Options may be granted in consideration for the release of Options previously granted under the Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

3.4	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Stock Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 3.4 shall not prevent the Option of a deceased Option Holder being exercised by the Beneficiary within the terms of these Rules.

3.5	A Stock Option Certificate shall be dispatched as soon as practicable after the Date of Grant to each Option Holder. The Stock Option Certificate shall specify the Date of Grant, the number of Shares subject to Option, the Exercise Performance Conditions (if any) and the Exercise Price.

3.6	To the extent that it is lawful to do so, an Option may be granted subject to a condition that any liability of a Group Company to pay secondary NIC in respect of the exercise of an option shall be the liability of the relevant Option Holder and payable by that Option Holder in accordance with Rule 8.6 provided that the Managing Board may in its discretion at any time or times release the Option Holder from this liability or reduce his liability hereunder unless an election in the form envisaged in Paragraph 3 (B)(1) of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992 has been entered into between the relevant Group Company and that Option Holder and that election does not allow for such an election to be subsequently varied.

3.7	The Managing Board may at its discretion make an Award to any Eligible Employee under this Plan using an invitation and application procedure, whereby the Bank may issue invitations to Eligible Employees inviting them to apply for an Option or Options.

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

4	Exercise Performance Conditions

4.1	The Managing Board may at its discretion require Exercise Performance Conditions to be satisfied prior to the Exercise of Options. Any such Exercise Performance Conditions shall be:

4.1.1	set out on the Stock Option Certificate;

4.1.2	not capable of amendment or waiver unless events happen before the Vesting Date which cause the Managing Board to consider that the Exercise Performance Condition has ceased to be appropriate and/or a fair measure of performance, whereupon the Managing Board may at any time amend, relax or waive the Exercise Performance Condition, provided that in the reasonable option of the Managing Board any varied Exercise Performance Condition is materially no more difficult to satisfy than the one originally imposed or last amended as the case may be;

4.1.3	For the avoidance of doubt different Exercise Performance Conditions may apply to individual Eligible Employees or to categories of Eligible Employees as the Managing Board shall, in its discretion, determine.

5	Exercise of Options

5.1	Subject to each of the succeeding sections of this Rule 5 and Rule 8 below any Subsisting Option shall Vest and the appropriate number of Options may be exercised by the Option Holder or, if deceased, by his Beneficiary in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

5.1.1	the Vesting Date;

5.1.2	an opportunity to exercise the Option pursuant to Rule 6;

5.1.3	the Option Holder ceasing to be an Employee by reason of Death prior to the Vesting Date if the Managing Board decide in their discretion within one month of his Death that his Option shall vest and may be exercised in whole or in part from such date before the Vesting Date and over such period (subject to Rule 5.3.1) as they shall in each case in their discretion decide provided that if no such decision to permit accelerated vesting under this Rule is made, such Award shall be dealt with in accordance with rule 5.2;[1]

5.2	If an Option Holder before the Vesting Date shall cease to be an Employee due to Injury, Sickness, Disability or Retirement (including early retirement) or in circumstances in which this Rule 5.2 is to apply by virtue of Rule 5.1.3 or Rule 5.3.2, then the number of shares which would otherwise Vest on the Vesting Date shall be adjusted by multiplying such number by the number of years of the Relevant Service and dividing the result by the number of financial years in the Performance Period (adjusted as necessary where that Performance Period has either been shortened under Rule 6 or where, under the terms of the Exercise Performance Condition a successive Performance Period or Performance Periods apply such that the denominator shall be the number of financial years in the period beginning with and including the first financial year of the first Performance Period and ending at the end of the last financial year in the last Performance Period).

1 As amended by the Managing Board on 25 February 2003

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

5.3	An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

5.3.1	the tenth anniversary of the Date of Grant or such other (earlier) date specified by the Managing Board at the Date of Grant;

5.3.2	upon the Option Holder ceasing prior to the Vesting Date to be an Employee for any reason other than Injury, Sickness, Disability, Retirement (including early retirement) or Death unless the Managing Board decides within one month of his so ceasing that his Option shall not lapse in which case such Options shall be dealt with in accordance with Rule 5.2 and, in making such decision, the Managing Board shall also specify the period over which it is capable of being exercised, provided that in no circumstances shall such period expire later than the relevant date referred to in Rule 5.3.1 and, at the expiry of the specified period the Option shall lapse.[1]

5.3.3	six months following the Vesting Date in the case of an Option to which Rule 5.2 applies (save where it applies by reason of Rule 5.3.2) unless the Managing Board determines prior to the end of such six month period that the Option shall not lapse until the end of such longer period as the Managing Board specifies, provided that in no circumstances shall the extended period expire later than the relevant date referred to in Rule 5.3.1 and, at the expiry of the specified period (if any) the Option shall lapse.[1]

5.3.4	upon the Option Holder ceasing after the Vesting Date to be an Employee for any reason other than Injury, Sickness, Disability, Retirement (including early retirement) or Death unless the Managing Board decides within one month of his so ceasing that his Option shall not lapse. If the Managing Board so decide they shall also specify the period during which the Option may be exercised provided that in no circumstances shall such period expire later than the relevant date referred to in Rule 5.3.1 and at the expiry of the specified period the Option shall lapse.[1]

5.3.5	on the date on which the Managing Board has determined that the Exercise Performance Condition in respect of an Option has not been satisfied in accordance with its terms within a time frame as specified in the Exercise Performance Condition and set at the Date of Grant of that Option.

5.3.6	the date of lapse determined in accordance with Rule 6;

5.3.7	the surrender of the Option by the Option Holder;

5.3.8	if an Option Holder ceases to be an Employee by reason of Death prior to the Vesting Date and the Managing Board exercise their discretion in Rule 5.1.3, the expiration of the period over which, in accordance with Rule 5.1.3, the Managing Board has specified the Option (or relevant part thereof) may be exercised, and if the Managing Board exercise their discretion under Rule 5.1.3 as to part only of the Option, the balance thereof shall lapse in accordance with Rule 5.3.3.[1]

5.3.9	six months following the date when an Option Holder ceases to be an Employee, after the Vesting Date, due to Injury, Sickness, Disability, Retirement (including early retirement) or Death unless the Managing Board determines prior to the end of such six month period that such Option shall not lapse until the end of such longer period as the Managing Board specify, provided that in no circumstances shall the extended period expire later than the relevant date referred to in Rule 5.3.1 and, at the expiry of the specified period, the Option shall lapse.[1]

ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

5.4	For the avoidance of doubt Options shall only be exercisable during a period which shall be an open period, or as otherwise permitted under the terms of the ABN AMRO Dealing Rules.

6	Take-overs, Reconstructions, Liquidations etc

6.1	Subject only to Rule 6.3 but otherwise notwithstanding anything in the Plan to the contrary:

6.1.1	the Vesting Date of all Subsisting Options shall be accelerated on the occurrence of a Relevant Event (as defined in Rule 6.1.2) such that all such Options shall Vest in full on the day the Relevant Event takes effect and the Exercise Performance Conditions relevant to such Subsisting Options shall be deemed to have been met in full. Share Options which have Vested (whether by reason of this Rule 6.1.1 or otherwise) shall, to the extent unexercised by the end of a period of 90 days following the date the Relevant Event takes effect, lapse.

6.1.2	for the purposes of these Rules a Relevant Event means a tender offer for the Company’s Shares, the adoption of a plan of merger, a Controlled Merger (as defined in Rule 6.1.3 below), the consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or the Company would become a subsidiary of another Company or a sale of substantially all of the Company’s assets.

6.1.3	For the purposes of these rules a Controlled Merger means a merger or similar transaction under which;

(a)	the Company is not under the control of another company; and

(b)	the persons and other bodies who, immediately prior to the merger in aggregate held 100% of the Company’s Shares then in issue, hold on and as a result of the merger less than two thirds of the Company’s Shares in issue immediately on that merger or similar transaction taking effect.

6.1.4	The [Supervisory Board] and the Managing Board may jointly in their discretion resolve, before the Relevant Event to cancel any or all Options upon that Relevant Event and provide for the payment to Option Holders in cash of an amount equal to the difference between the Exercise Price and the Market Value of the Shares subject to such Options at the close of business on the Dealing Day immediately preceding the date such Relevant Event takes effect. [For the avoidance of doubt if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 6.1.4 shall not apply.]

6.2	If as a result of a Relevant Event a company has obtained control of the Company the Option Holder may, if that other company (“the Acquiring Company”) so agrees release within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of control) any Subsisting Option he holds in consideration of the grant of a new Option (“the New Option”) on terms which satisfy Rule 6.2.2 by the Acquiring Company over shares in the Acquiring Company and if at the end of the specified period the Option has not been exercised or released in consideration of a New Option, it shall lapse.

6.2.1	A New Option issued in consideration of the release of an Option shall be evidenced by a Stock Option Certificate which shall import the relevant provisions of these Rules. A New Option shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Option.

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

6.2.2	In the event of a release of a Subsisting Option and grant of a New Option

(a) the total Market Value of the shares subject to the New Option immediately after the release shall be equal to the total Market Value immediately before the release of the Shares which were subject to the Option Holder’s released Option; and

(b) the total amount payable by the Option Holder for the acquisition of shares in pursuance of the New Option shall be equal to the total amount that would have been payable for the acquisition of Shares under the released Option.

6.3	If as a result of a Relevant Event an Acquiring Company will obtain control of the Company, then the [Supervisory Board and the] Managing Board may jointly in their discretion resolve that no Option will become a Vested Option as a result of Rule 6.1 providing that if the Acquiring Company does not make an offer to exchange all Subsisting Options with New Options on terms which satisfy Rule 6.2.2 within 30 days of the Relevant Event than the resolution shall cease to be effective and Rule 6.1 shall apply as if no such resolution had been passed. [For the avoidance of doubt, if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 6.3 does not apply, in addition this Rule 6.3 does not affect the date on which an Option lapses under Rule 5.3.]

7	Variation of Share Capital

7.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger, capitalisation or rights issue or any consolidation, sub-division or reduction of capital or in such other circumstances as the Managing Board [with the consent of the Supervisory Board] considers appropriate the number of Shares subject to any Option and the Exercise Price may be adjusted (including retrospective adjustments) by the Plan Administrator.

7.2	Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within that period shall be treated as exercised with the benefit of the variation.

7.3	The Plan Administrator shall take such steps as it considers necessary to notify Option Holders of any adjustment made under Rule 7.1 and to amend the administration of the option records consequent upon such adjustment.

8	Manner of Exercise of Options

8.1	The exercise of any Option under the Plan shall be conditional on the appropriate consent being received from the Compliance Department.

8.2	Subject to Rule 5.4 an Option shall be exercised in whole or in part by the Option Holder or, as the case may be, his Beneficiary giving notice by electronic transmission or in writing of his intention to exercise to the Company accompanied by the appropriate consent from the Corporate Compliance Department and either:

(a) an instruction to the Plan Administrator to implement an exercise and immediate sale of all or a specified number of Shares over which the Option is to be exercised on that occasion,

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

provided that in the case of an instruction to sell some only of such Shares the number specified must not be less than is sufficient to realise into cash an amount equal to the number of Shares subject to that notice of exercise multiplied by the Exercise Price plus any amount required to satisfy Rule 8.6.

In the event of any instruction under this sub-rule 8.2(a) the Plan Administrator shall account from the proceeds of sale of the Shares to

i)	the Company with the relevant amount due in respect of the aggregate Exercise Price;

ii)	the Group Company which employs the Option Holder with such amount as is required to satisfy Rule 8.6 (if any); and

iii)	with any balance to the designated account of the Option Holder; or

(b)	payment of an amount equal to the aggregate Exercise Price of the Shares over which the Option is being exercised.

together with, where appropriate, an instruction under Rule 8.6
The notice of intention to exercise shall be effective on the date of the receipt of the appropriate payment (as appropriate) and paperwork (including any consent required under Rule 8.1) by the Company.

8.3	Subject to Rule 8.6, where an Option is exercised, the Shares subject to that Option shall be allotted and issued credited as fully paid or (as the case may be) transferred to or as directed by the Option Holder within 30 days of the date of exercise and the Company shall arrange for the delivery of a form of evidence of title in respect of the Shares acquired.

8.4	Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

8.5	For so long as Shares in the Company are listed on Euronext, the Company shall apply for Shares in respect of which an Option has been exercised to be admitted to Euronext, if they were not so admitted already.

8.6	If, in respect of any Option Holder, the employing company or any company in the Group shall be required by the law of any jurisdiction to deduct or withhold any amounts in respect of tax and/or social security and/or other liabilities in respect of or on account of that Option Holder’s liability for the same by reason of the Options granted to him (which shall include any liability to NIC arising pursuant to an election entered into under Rule 3.6,) whether any such requirement arises at the Date of Grant of the Options or at the date of exercise of the Options or at some other date, or if the Option Holder shall be liable personally to account for tax and/or social security and/or other liabilities in respect of the Options prior to the date of exercise of the same, then in any such case as specified by the Option Holder either:

8.6.1	the Option Holder shall grant to the Company, the irrevocable authority, as agent of the Option Holder and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares subject to the Option as is sufficient to realise net proceeds to enable the relevant Group company or employing company (as the case may be) to account for such amount of tax and/or

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

social security and/or other liabilities and, in such circumstances, the Shares issued or transferred to the Option Holder upon exercise of the Option shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

8.6.2	the Option Holder shall pay to the Company or relevant employing company, as applicable, in such currency as may be required, the amount necessary to satisfy such liabilities.

8.7	For the avoidance of doubt:

8.7.1	where in relation to Rule 8.6 the liability to deduct or withhold falls on the employing company, Group Company or the Option Holder and the Option Holder opts in accordance with Rule 8.6.1 the Company, shall account to such employing company, Group Company or the Option Holder (as the case may be) with the net proceeds of sale for the Shares or an amount equivalent thereto in order to enable such liabilities to be settled and if, following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall be paid by the Company, to the Option Holder for his own use and benefit absolutely;

8.7.2	if the Option Holder on exercising an Option fails to specify either Rule 8.6.1 or Rule 8.6.2 or, if having specified Rule 8.6.2 he fails to make the required payment within 15 days of the date of that exercise he shall be deemed for all purposes to have given an irrevocable authority within Rule 8.6.1.

8.8	If an Option Holder exercises an Option the Company may subject to Rule 8.9 in lieu of allotting or transferring shares in accordance with Rule 8.3:

8.8.1	pay to such Option Holder a cash sum equal to the amount by which the value of the Shares subject to such Option (calculated as the Market Value of a Share on Euronext for the Dealing Day prior to the date of exercise) exceeds the total exercise price, less any amounts of tax, social security or other liabilities in respect of or on account of that Option Holder’s liability for the same by reason of such payment; or allot or transfer such number of Shares as may, subject to Rule 8.6, be acquired with the cash sum calculated in accordance with Rule 8.8.1 at the relevant date of exercise; or

8.8.2	make such other arrangements, including arrangements with a third party broker, to facilitate cashless exercises;

Provided that if a payment, allotment or transfer of Shares is made to an Option Holder pursuant to this Rule 8.8, such Option Holder shall have no further rights in respect of the Shares subject to that Option.

8.9	Rule 8.8.1 shall in normal circumstances only be applied to facilitate the operation of the Plan in jurisdictions where, by reason of any one or more of; regulatory requirements, securities law, exchange control restrictions or similar requirements, laws or restrictions it is not permitted or is not practicable for an Option Holder to hold Shares and/or to transfer funds out of that jurisdiction.

9	Administration and Amendment

9.1	The Plan shall be administered by the Plan Administrator whose decision shall be final save where the Rules require a decision to be made by the Managing Board [and/or the Supervisory Board]. Any question concerning the interpretation of these Rules shall be determined by the Managing Board and such decision shall be final and binding.

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

9.2	Option Holders shall not be entitled to:

9.2.1	receive copies of accounts, circulars or notices sent to holders of Shares;

9.2.2	exercise voting rights; or

9.2.3	receive dividends

in respect of Shares which have not been issued or transferred to such Option Holders on the exercise of Options in accordance with these Rules.

9.3	The Managing Board may from time to time amend these Rules to benefit the administration of the Plan, to take account of changes in legislation or tax rulings or other clearances of any description, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or Eligible Employees or for the Company or for any Group Company provided that:

9.3.1	no amendment shall be effective which would materially prejudice the interests of Option Holders in relation to Options already granted to them unless such prior consent or sanction of Option Holders is obtained as would be required under the provisions for the alteration of class rights contained in the incorporation documents and governing statutes of the Company for the time being if the Shares to be allotted or transferred on the exercise of the Options constituted a separate but single class of shares and such Shares were entitled to such rights;

9.3.2	the Managing Board may, subject to Rules 9.3.1 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

In particular the Managing Board confirms the adoption of supplemental arrangements as specified in Appendix II in relation to Eligible Employees resident in The Netherlands who have been selected to participate under the supplemental arrangements specified in Appendix II and the Managing Board confirms its approval of these supplemental arrangements.

9.4	The cost of establishing and operating the Plan (including any duties arising on a issue or transfer of Shares to an Option Holder on exercise of an Option) may be borne by the companies within the Group in such proportions as the Managing Board shall determine.

Any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post or fax or e-mail, and to the Company either personally or by post, fax or e-mail (unless otherwise provided under the Plan) to the Plan Administrator, items sent by post and shall in the case of notices or communications to the Company be treated as received on the day actually received by the Company and in the case of notices from the Company shall be deemed to have been received 48 hours after posting.

9.5	The Managing Board may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Managing Board shall receive awards of stock rights which entitle them to receive a cash payment. Such awards will be granted on substantially the same terms as Options subject to such modifications as considered appropriate by the Managing Board. On exercise of the awards the award holder will be treated as if the notional stock comprised in the award were Shares and will receive a payment equivalent to the Market Value

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

per Share at the date of exercise less the notional Exercise Price per Share multiplied by the number of Shares comprised in the award, subject to any deductions in accordance with Rule 8.

9.6	Rule 9.5 shall in normal circumstances only be applied to facilitate the operation of the Plan in jurisdictions where, by reason of any one or more of; regulatory requirements, securities law, exchange control restrictions or similar requirements, laws or restrictions it is not permitted or is not practicable for an Option Holder to hold Shares and/or to transfer funds out of that jurisdiction.

10	Miscellaneous

10.1	The rights and obligations of any individual under the terms of his employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

10.2	Neither the grant of an Option nor any benefit which may accrue to an Option-holder on the exercise of an Option shall form part of that Option Holder's pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

10.3	This Plan and any Options or other benefits arising from it shall be governed by the law of The Netherlands.

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Appendix I

Supplemental Arrangements relating to the Netherlands

1.	In relation only to Employees who are resident in the Netherlands for tax purposes as at the Date of Grant and are selected to participate on the terms of these supplemental arrangements (“Netherlands Employees”) the following additional provisions shall apply, subject always to the provision of Rule 5.4.

2	Each Netherlands Employee shall be entitled, to the extent permitted by any relevant Netherlands legislation from time to time in force, prior to the Vesting Date, to enter into an election in the form set out in Appendix III or in such form as the Managing Board may determine from time to time, to defer the moment of taxation until exercise of the Option.

3	If the Variation of Share Capital as described in Rule 7.1 is not in accordance with the trading rules of the Euronext optiebeurs Amsterdam for quoted stock options this may have Dutch wage tax consequences.

4	Rule 8.8 is not applicable to Netherlands Employees.

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Appendix II

ABN AMRO Global Stock Option Plan – Key Staff (the Plan)
STOCK OPTION CERTIFICATE 2002

Mr/Ms Name

We are pleased to provide you with this Stock Option Certificate as confirmation that you have been granted a conditional performance-related Stock Option under the Plan the details of which are as follows:

Date of Grant: 19 August 2002
Number of Shares subject to the Stock Option:
Commencement of Performance Cycle: 1 January 2002
End of Performance Cycle: 31 December 2004
Exercise Price: EUR

Stock Options will be exercisable following the end of a three-year Performance Cycle, however this is dependent upon the Performance Conditions being met. You will be issued with a written notification at the end of the relevant Performance Cycle notifying you if the Stock Option, evidenced by this Certificate has vested and can be exercised.

The Performance Conditions for your Stock Option are as follows:

1)	There must be real Economic Profit (EP) growth over the performance cycle (the three financial years from that in which the Stock Option is granted, starting point being the EP amount over 2001 (excluding sale EAB & extraordinary expenses)); and
2)	Return on Equity (ROE) in accordance with Dutch GAAP must be equal to, or greater than, 12.5% in the financial year preceding that in which the Stock Option could first be exercised.

ABN AMRO’s financial year runs from 1 January to 31 December.

Both Performance Conditions must be met before you can exercise your Stock Options. The earliest date on which you can do so is three years after the date of their grant. Your Stock Option will remain exercisable up until the tenth anniversary of the Date of Grant (subject to the Rules of the Plan and, where applicable, to Close Periods or other times when dealing in the Company’s shares may be restricted).

In the event of the Performance Conditions not being met at the end of the three year Performance Cycle, the Performance Conditions will automatically be re-applied for up to three subsequent years. If the Performance Conditions are not met within six years, your Stock Option will lapse.

No Stock Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio.

In order to provide you with your Stock Option, we will have to hold information about you. By accepting this Stock Option you consent to our use of this information for the purposes of the Plan. We agree to retain it in confidence and not disclose it unless required to do so by law.

ABN AMRO Bank N.V.

Garmt Louw	Frank Jan de Leeuw

Date: August 19th, 2002

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Value Share – Global Stock Option Plan – Key Staff (the Plan)
STOCK OPTION CERTIFICATE 2003

We are pleased to provide you with this Stock Option Certificate as confirmation that you have been granted a conditional performance-related Stock Option under the Plan the details of which are as follows:

Date of Grant: 24 February 2003
Number of Shares subject to the Stock Option:
Commencement of Performance Cycle:      1 January 2003
End of Performance Cycle:                            31 December 2005
Exercise Price:  EUR

Stock Options will be exercisable following the end of a three-year Performance Cycle, however this is dependent upon the Performance Conditions being met. You will be issued with a written notification at the end of the relevant Performance Cycle notifying you if the Stock Option, evidenced by this Certificate has vested and can be exercised.

The Performance Conditions for your Stock Option are as follows:

1) There must be real Economic Profit (EP) growth over the performance cycle (the three financial years from that in which the Stock Option is granted, starting point being the EP amount over 2002 (excluding sale EAB & extraordinary expenses)); and

2) Return on Equity (ROE) in accordance with Dutch GAAP must be equal to, or greater than, 12.5% in the financial year preceding that in which the Stock Option could first be exercised.

ABN AMRO ’s financial year runs from 1 January to 31 December.

Both Performance Conditions must be met before you can exercise your Stock Options. The earliest date on which you can do so is three years after the date of their grant. Your Stock Option will remain exercisable up until the tenth anniversary of the Date of Grant (subject to the Rules of the Plan and, where applicable, to Close Periods or other times when dealing in the Company’s shares may be restricted).

In the event of the Performance Conditions not being met at the end of the three-year Performance Cycle, the Performance Conditions will automatically be re-applied for up to three subsequent years. If the Performance Conditions are not met within six years, your Stock Option will lapse.

No Stock Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio.

In order to provide you with your Stock Option, we will have to hold information about you. By accepting this Stock Option you consent to our use of this information for the purposes of the Plan. We agree to retain it in confidence and not disclose it unless required to do so by law.

ABN AMRO Bank N.V.

Garmt Louw	Frank-Jan de Leeuw
Senior Executive Vice President Group HR	Executive Vice President Group HR

Date: February 24th, 2003

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

General

Value Share - ABN AMRO Key Staff Global Stock Option Plan (the Plan)
STOCK OPTION CERTIFICATE 2004

(Name)

We are pleased to provide you with this Stock Option Certificate as confirmation that you have been granted a conditional performance-related Stock Option under the Plan the details of which are as follows:

Date of Grant: 13 February 2004
Number of Shares subject to the Stock Option:
Commencement of Performance Cycle: 1 January 2004
End of Performance Cycle: 31 December 2006
Exercise Price: EUR 18.86

Stock Options will be exercisable following the end of a three-year Performance Cycle, however this is dependent upon the Performance Condition being met. You will be issued with a written notification at the end of the relevant Performance Cycle notifying you if the Stock Option, evidenced by this Certificate has vested and can be exercised.

The Performance Condition for your Stock Option is as follows:

• Return on Equity (ROE) in accordance with the International Financial Reporting Standards (IFRS) must be equal to, or greater than, 15% in the financial year 2006.

ABN AMRO’s financial year runs from 1 January to 31 December.

The Performance Condition must be met before you can exercise your Stock Options, the earliest date on which you can do so is three years after the date of their grant. Your Stock Option will remain exercisable up until the tenth anniversary of the Date of Grant (subject to the Rules of the Plan and, where applicable, to Close Periods or other times when dealing in the Company’s shares may be restricted).

If the Performance Condition is not met, your Stock Option will lapse.

No Stock Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio.

In order to provide you with your Stock Option, we will have to hold information about you. By accepting this Stock Option you consent to our use of this information for the purposes of the Plan. We agree to retain it in confidence and not disclose it unless required to do so by law.

ABN AMRO Bank N.V.

(signature)	(signature)
Eltjo Kok	Frank-Jan de Leeuw
Senior Executive Vice President Group HR	Executive Vice President Group HR

Date: 18 June 2004

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

ABN AMRO Key Staff Stock Option Plan (the Plan)
STOCK OPTION CERTIFICATE 2005

(NAME)

We are pleased to provide you with this Stock Option Certificate as confirmation that you have been granted a conditional performance-related Stock Option under the Plan, the details of which are shown below:

Date of Grant: 16 February 2005
Number of Shares subject to the Stock Option: «No_of_shares»
Commencement of Performance Cycle: 1 January 2005
End of Performance Cycle: 31 December 2007
Exercise Price: «EUR insert Price»

The vesting of your Stock Option award is dependent upon ABN AMRO’s average ‘Return on Equity’ (ROE) over the three financial years 2005, 2006 and 2007. If the average ABN AMRO’s ROE over that period is 18% or more your Stock Option award will vest in full (subject to you meeting the conditions as to service as provided in the Plan). If average ROE over the Performance Cycle is less than 18% then your Stock Option award will lapse. You will be issued with a written notification at the end of the Performance Cycle notifying you if the Stock Option award, evidenced by this Certificate, has vested and can be exercised.

Return on Equity is an indicator of profitability. It is calculated by dividing net profit by average shareholder’s equity excluding special components of equity (as calculated under International Financial Reporting Standards) and expressed as a percentage.

ABN AMRO’s financial year runs from 1 January to 31 December.

The relevant Performance Condition must be met before you can exercise your Stock Option. The earliest date on which you can do so is three years after the date of their grant. Your Stock Option will remain exercisable up until the tenth anniversary of the Date of Grant (subject to the Rules of the Plan and, where applicable, to Close Periods or other times when dealing in the Company’s shares may be restricted).

If the performance condition is not met, your Stock Option will lapse.

No Stock Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio.

In order to provide you with your Stock Option, we will have to hold information about you. By accepting this Stock Option you consent to our use of this information for the purposes of the Plan. We agree to retain it in confidence and not disclose it unless required to do so by law.

This grant will be governed by the rules of the ABN AMRO Key Staff Stock Option Plan.

ABN AMRO Bank N.V.

Eltjo Kok	Simon Rogers
Senior Executive Vice President Group HR	Global Head of International Assignments

Date: 16 February 2005

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Appendix III

Declaration – Deferral taxation

The undersigned has been granted a conditional option effective from 19 August 2005 to buy shares in ABN AMRO Holding N.V. as specified below. This option becomes unconditional when the performance conditions governing the exercise will have been met. The earliest date on which the option becomes exercisable is three years after the date of grant (i.e. 19 August 2005). The last date on which the option can be exercised is the tenth anniversary of the date of grant.

Herewith, the undersigned declares that, for the specified stock options as mentioned below, (s)he has chosen to defer the withholding of wage tax until the moment of exercise of the stock options (article 10a Wage tax Act.1964). The stock options are granted to the employee in relation with employment with ABN AMRO (withholding agent, wage tax number: 10.28.133 L 01).

1 EMPLOYEE

Name: Mr.

Employee number:

Sofi-number:

2 STOCK OPTIONS

Date of grant:	19 August 2002

Number of options:

Exercise price:	EURO 17.46

Vesting date:

Expiration date:	19 August 2012

Signed by:

Employee	ABN AMRO Bank N.V.

Date: _______________	Date: _______________

     ABN-AMRO
Rules of the Key Staff Stock Option Plan
as adopted on 11 June 2002 and amended on 25 February 2003

Appendix IV

Supplemental Arrangements relating to Italy

1.	In relation only to Employees who are resident in Italy for tax purposes as at the Date of Grant (“Italian Employees”) the provisions of this Appendix shall apply. Except as provided in this Appendix the provisions of the Plan shall in all other respects apply.

2.	Options may only be granted to Eligible Employees who fall within the following categories:

	2.1.	Senior Vice Presidents;

	2.2	Vice Presidents;

3.	The exercise price of the Options should be the higher of

	3.1	the Market Value of the Shares at the Date of Grant; and

	3.2	the average Share price over the 30 days immediately preceding the Date of Grant.

4	Nothing in this Appendix shall be deemed to give any employee of any Group Company any right to be granted an Option (or Options) or to participate in the Plan.